UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 30, 2026

Invivyd, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40703	85-1403134
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

205 Church Street New Haven, CT	06510
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 819-0080

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	IVVD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Marc Elia as Chief Executive Officer

On August 30, 2026, the Board of Directors (the “Board”) of Invivyd, Inc. (the “Company”) appointed Marc Elia, Chairman of the Board, as the Company’s Chief Executive Officer, effective as of August 30, 2026 (the “Effective Date”). Mr. Elia will serve as the Company’s principal executive officer, a role previously held by William Duke, Jr., the Company’s Chief Financial Officer, who remains the Company’s principal financial officer and principal accounting officer. In connection with the appointment of Mr. Elia as Chief Executive Officer, the Board appointed Ajay Royan as the Lead Independent Director of the Board, effective as of the Effective Date. The Board also appointed Mr. Royan to replace Mr. Elia as Chairperson of the Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”).

Mr. Elia, age 50, has served as a member of the Board since June 2022 and as Chairman of the Board since July 2022. He previously served as a member of the Board from July 2020 to April 2021. Mr. Elia is the founder and chief investment officer of M28 Capital Management L.P., a healthcare sector investment fund, positions he has held since September 2019. Prior to that, from January 2012 to September 2019, Mr. Elia served as a partner at Bridger Capital, an investment fund. Mr. Elia currently serves on the board of directors of Fractyl Health, Inc., a publicly-traded metabolic therapeutics company. He previously served on the boards of directors of SQZ Biotechnologies Company and Adimab, LLC. Prior to his career in investing, Mr. Elia held various roles across the biotechnology industry at N30 Pharmaceuticals, Chiron Corporation, and L.E.K. Consulting. Mr. Elia holds a B.A. in Economics from Carleton College.

In connection with Mr. Elia’s appointment, the Company entered into an employment agreement with Mr. Elia (the “Employment Agreement”). Pursuant to the Employment Agreement, Mr. Elia is entitled to receive an annual base salary of $750,000, which will be reviewed at least annually and will be subject to adjustment from time to time, as determined by the Board or the Compensation Committee of the Board (the “Compensation Committee”). In addition, pursuant to the Employment Agreement, Mr. Elia is eligible to receive an annual cash bonus, which is based on the achievement of certain performance goals and objectives as reasonably determined by the Board or the Compensation Committee, calculated as a percentage of his annual base salary, and which will be determined by the Board or the Compensation Committee. Mr. Elia’s initial target annual bonus is 70% of his annual base salary. For calendar year 2026, Mr. Elia will be eligible to earn an annual cash bonus, which, if granted, would not be pro-rated.

In addition, the Company granted Mr. Elia an option to purchase 10,700,000 shares of the Company’s common stock (the “Common Stock”) at an exercise price equal to the closing sales price for the Common Stock as quoted on the Nasdaq Stock Market on August 28, 2026, which was the last trading day prior to the date of grant (the “Elia Option Grant”). The Elia Option Grant vests over a four-year period, with 25% of the shares underlying the Elia Option Grant vesting on the first anniversary of the Effective Date and the remaining shares underlying the Elia Option Grant vesting over the subsequent three-year period in substantially equal monthly installments at a rate of 1/48th of the total shares subject to the Elia Option Grant each month, subject to Mr. Elia’s continuous service with the Company as of each vesting date. The Elia Option Grant expires on the tenth anniversary of the grant date, unless earlier terminated in accordance with its terms. The Elia Option Grant was made pursuant to, and is subject to the terms of, the Company’s 2021 Equity Incentive Plan (the “Plan”) and the Company’s form of option award agreement for executive officers (the “Elia Option Award Agreement”).

Pursuant to the Employment Agreement, Mr. Elia is entitled to receive a one-time sign-on bonus of $500,000 as soon as practicable after the Effective Date (the “Sign-On Bonus”). The Sign-On Bonus is subject to potential repayment as contemplated by the Employment Agreement. In addition, pursuant to the Employment Agreement and subject to the conditions set forth therein, Mr. Elia is eligible to receive a one-time transaction bonus in connection with certain qualifying Change in Control (as defined in the Plan) transactions. The transaction bonus is based on the equity value of the Company determined in connection with the applicable transaction and ranges from 0.5% to 1.5% of such equity value for transactions with equity values of $5.0 billion or more, with the maximum percentage applicable to transactions with equity values of at least $20.0 billion. No transaction bonus is payable for a Change in Control transaction with an equity value of less than $5.0 billion.

The term of the Employment Agreement commenced on the Effective Date and continues until Mr. Elia is terminated in accordance therewith. The Company may terminate Mr. Elia’s employment at any time without cause, and Mr. Elia may terminate his employment at any time, upon written notice.

The Employment Agreement provides for standard Company benefits, such as paid time off, reimbursement of business expenses, and participation in the Company’s employee benefit plans and programs. In the event that Mr. Elia’s employment terminates due to death or a disability, he will be entitled to accrued obligations, and payment of any unpaid annual bonus for the preceding calendar year earned based on achievement of the applicable performance goals and objectives if his employment terminates after the completion of the preceding calendar year but prior to the date of payment of the bonus (the “Earned Bonus”). In the event that Mr. Elia’s employment is terminated, other than during the Change in Control Period (as defined below), by the Company without “cause” or by him for “good reason” (each as defined in the Employment Agreement), and subject to the delivery to the Company of a separation agreement that includes a general release of claims and such separation agreement becoming fully effective, Mr. Elia will receive cash severance equal to 12 months of his base salary, as well as the Earned Bonus, if applicable, and 12 months continuation of benefits. In addition, the unvested portion of any outstanding time-based equity awards held by Mr. Elia as of the date of termination would remain outstanding for three months following such date of termination and, if the Company enters into a definitive Change in Control agreement during that period, would remain outstanding and vest upon the consummation of the resulting Change in Control, subject to the terms and conditions of the Employment Agreement.

In the event that Mr. Elia’s employment is terminated by the Company without cause or by him for good reason, in either case, during the period commencing on the earlier of (x) the signing of a definitive agreement that, if closed, would result in a Change in Control and (y) the date that is three months prior to the closing of a Change in Control and ending on the date that is 12 months following a Change in Control (the “Change in Control Period”), and subject to his delivery to the Company of a separation agreement that includes a general release of claims and subject to such separation agreement becoming fully effective, Mr. Elia will receive cash severance equal to the sum of 18 months of his base salary and his target bonus for the year of termination, payable in a lump sum, as well as the Earned Bonus, if applicable, and 18 months continuation of benefits. In such case, Mr. Elia will also be entitled to immediate acceleration and full vesting of any time-based equity awards, as if his employment continued until the later of the date of termination (or, if later, the Change in Control) or the effective date of the separation agreement.

In connection with his appointment, Mr. Elia also entered into the Company’s standard form of Employee Proprietary Information and Inventions Assignment Agreement (the “PIIAA”), which, among other things, prohibits him from competing with the Company, soliciting the Company’s employees and customers and disclosing confidential information during the term of his employment and for a specified time thereafter. As a member of the Board, Mr. Elia previously entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K (File No. 001-40703) filed with the U.S. Securities and Exchange Commission (“SEC”) on March 5, 2026 (the “Elia Indemnification Agreement”).

Other than with respect to the Employment Agreement, the Elia Option Award Agreement, the PIIAA, and the Elia Indemnification Agreement, there are no arrangements or understandings between Mr. Elia and any other person pursuant to which Mr. Elia was appointed as Chief Executive Officer of the Company. There are also no family relationships between Mr. Elia and any director or executive officer of the Company, and Mr. Elia has no direct or indirect interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Employment Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.02.

Appointment of Ian Sheffield to the Board of Directors

On August 30, 2026, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, increased the size of the Board from six directors to seven directors and appointed Ian Sheffield as a director to fill the resulting vacancy, effective as of August 30, 2026, with his term expiring at the Company’s 2027 annual meeting of stockholders. The Board also appointed Mr. Sheffield to the Compensation Committee and as a replacement for Mr. Elia on the Audit Committee of the Board (the “Audit Committee”).

Mr. Sheffield’s compensation as a director will be consistent with the compensation provided to all of the Company’s non-employee directors. Under the Company’s current non-employee director compensation policy, Mr. Sheffield will receive an annual cash retainer of $40,000 for his Board service. Mr. Sheffield will receive additional annual cash retainers of $7,500 for his service on the Audit Committee and $5,000 for his service on the Compensation Committee. In addition, under the Company’s current non-employee director compensation policy, on August 31, 2026 (the “Sheffield Grant Date”), which was the first trading day following Mr. Sheffield’s appointment to the Board, the Company granted Mr. Sheffield an option to purchase 100,000 shares of Common Stock at an exercise price equal to the closing sales price for the Common Stock as quoted on the Nasdaq Stock Market on the Sheffield Grant Date (the “Sheffield Option Grant”). The Sheffield Option Grant vests over a three-year period, with one-third of the shares vesting on the first anniversary of the Sheffield Grant Date and 1/36th of the total shares vesting in substantially equal monthly installments thereafter, subject to Mr. Sheffield’s continuous service with the Company through each such vesting date. The Sheffield Option Grant expires on the tenth anniversary of the grant date, unless earlier terminated in accordance with its terms. The Sheffield Option Grant was made pursuant to, and is subject to the terms of, the Plan and the Company’s form of option award agreement for non-employee directors (the “Sheffield Option Award Agreement”).

In connection with his appointment, Mr. Sheffield entered into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.5 to the Company’s Annual Report on Form 10-K (File No. 001-40703) filed with the SEC on March 5, 2026 (the “Sheffield Indemnification Agreement”).

Other than with respect to the Company’s non-employee director compensation policy, the Sheffield Option Award Agreement, and the Sheffield Indemnification Agreement, there are no arrangements or understandings between Mr. Sheffield and any other person pursuant to which Mr. Sheffield was appointed a director of the Company. There are no relationships or transactions in which Mr. Sheffield has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

Item 8.01.	Other Events.

On September 1, 2026, the Company issued a press release entitled, “Invivyd Appoints Chairman Marc W. Elia as Chief Executive Officer; Approaches Results of VYD2311 studies DECLARATION and LIBERTY.” A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1*	Employment Agreement, dated August 30, 2026, by and between Invivyd, Inc. and Marc Elia

99.1	Press Release, dated September 1, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules to this agreement have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedules will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVIVYD, INC.

Date: September 1, 2026	By:	/s/ Jill Andersen
Jill Andersen
Chief Legal Officer and Corporate Secretary